Exhibit 10.5

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of June 9, 2009, is made and entered by and between Novell Spain, SA, Novell, Inc., a Delaware corporation (collectively, the “Company”), and Javier Fernández Colado (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is an employee of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Board (as defined below) has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the greater of (i) the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding the Executive’s Termination Date, or (ii) the Executive’s highest annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect in any of the three (3) full calendar years preceding the Executive’s Termination Date.

(b) “Board” means the Board of Directors of Novell, Inc.

(c) “Cause:”

(i) For purposes of Involuntary Termination Prior to a Change in Control, means a determination by the Company’s Chief Executive Officer or Senior Vice President-Human Resources, in either case with legal advice and consultation of the Company’s Senior Vice President—General Counsel, acting in his authority as the Company’s general counsel, that the Executive has committed any of the following acts:

(A) continued violations of the Executive’s obligations which are demonstrably willful or deliberate on the Executive’s part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully or deliberately violated his obligations to the Company;

(B) engaging in willful misconduct which is injurious to the Company or any Subsidiary;

(C) committing a felony, an act of fraud against or the misappropriation of property belonging to the Company or any Subsidiary;

(D) breaching, in any material respect, terms of any confidentiality or proprietary information agreement between the Executive and the Company; or

(E) committing a material violation of the Company’s Code of Business Ethics or Employee Conduct and Standards Policy, as either or both are in effect from time to time by the Company.

(ii) For purposes of Involuntary Termination Associated With a Change in Control, means a determination by the Board that the Executive has committed any of the following acts:

(A) the Executive has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary; or

(B) the Executive has committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; and any such act has been demonstrably and materially harmful to the Company. For purposes of this subparagraph (B), no act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the Executive’s action was in the best interest of the Company.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” under this clause (ii) unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting “Cause,” as herein defined, and specifying the particulars thereof in detail. Prior to any such determination, the Executive shall be provided with reasonable notice of such pending determination and the Executive, together with his counsel (if, the Executive chooses to have counsel present at such meeting), shall be provided with the opportunity to be heard before the Board makes any such determination. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the United States Security Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the United States Security Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of Novell, Inc.; provided, however, that for purposes of this Section l(d)(i), the following acquisitions will not constitute a Change in Control: (A) any issuance of Voting Stock of Novell, Inc. directly from Novell, Inc. that is approved by the Incumbent Board (as defined in Section l(d)(ii), below), (B) any acquisition by Novell, Inc. of Voting Stock of the Company, (C) any acquisition of Voting Stock of Novell, Inc. by any employee benefit plan (or related trust) sponsored or maintained by Novell, Inc. or any Subsidiary, or (D) any acquisition of Voting Stock of Novell, Inc. by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section l(d)(iii), below; and provided, further, that a Change in Control will not occur if any Person becomes the beneficial owner of 25% or more of the combined voting power of the Voting Stock of Novell, Inc. solely as a result of an issuance of Voting Stock described in clause (A) of this Section l(d)(i) or an acquisition of Voting Stock described in clause (B) of this Section l(d)(i) unless and until such Person thereafter acquires beneficial ownership of Voting Stock of Novell, Inc. that causes the aggregate percent of the combined voting power of the Voting Stock of Novell, Inc. then owned beneficially by such Person to exceed the percent of the combined voting power of Voting Stock of Novell, Inc. owned beneficially by such Person immediately after such issuance or acquisition described in clause (A) or (B) of this Section l(d)(i);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board,” as modified by this Section l(d)(ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the United States Security Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Novell, Inc., or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Novell, Inc. immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination

(including, without limitation, an entity which as a result of such transaction owns Novell, Inc. or all or substantially all of Novell, Inc. assets either directly or through one or more subsidiaries), (B) no Person (other than Novell, Inc.; such entity resulting from such Business Combination; any employee benefit plan (or related trust) sponsored or maintained by Novell, Inc., any Subsidiary or such entity resulting from such Business Combination; or any Person who immediately prior to such Business Combination beneficially owned directly or indirectly 25% or more of the combined voting power of the voting stock of Novell, Inc. and whose ownership of such Voting Stock did not result in a Change in Control under Section l(d)(i)) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of Novell, Inc. of a complete liquidation or dissolution of Novell, Inc., except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1 (d)(iii).

(e) “Constructive Termination Associated With a Change in Control” means the termination of the Executive’s employment with the Company by the Executive as a result of the occurrence of one of the following events, without the Executive’s express written consent, as a result of a Change in Control:

(i) the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or an equivalent office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive has been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

(ii) the failure of the Company to remedy any of the following within ten (10) business days after receipt by the Company of written notice thereof from the Executive: (A) an adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive’s Base Pay, Incentive Pay, and Equity Compensation, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof;

(iii) a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has hindered the Executive’s performance of, or has caused the

Executive to suffer a reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) business days after written notice to the Company from the Executive of such determination;

(iv) the liquidation, dissolution, merger, consolidation or reorganization of Novell Inc. or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumes all duties and obligations of the Company under this Agreement pursuant to Section 15(a);

(v) a requirement by the Company that the Executive have his principal location of work changed to any location that is in excess of thirty-five (35) miles from the location thereof immediately prior to the Change in Control, or that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three (3) full years immediately prior to the Change in Control; or

(vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within ten (10) business days after receipt by the Company of written notice from the Executive of such breach.

In no event shall the termination of the Executive’s employment with the Company on account of the Executive’s death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.

(f) “Constructive Termination Prior to a Change in Control” means the termination of the Executive’s employment with the Company by the Executive as a result of the occurrence of one of the following events, without the Executive’s express written consent:

(i) a comprehensive and substantial reduction in all or most of the Executive’s primary duties, authority and responsibilities compared to the Executive’s duties, authority and responsibilities immediately prior to such reduction;

(ii) a significant reduction in the Executive’s Base Pay compared to the Executive’s Base Pay in effect immediately prior to such reduction; provided, however, that a reduction in the Executive’s Base Pay of less than twenty percent (20%) or a reduction in the Executive’s Base Pay that is part of an overall reduction in compensation also applied to other senior executives of the Company as a result of decreased business performance by the Company or one of its business units, shall not constitute a Constructive Termination Prior to a Change in Control; or

(iii) the failure of the Company to obtain the assumption of this Agreement by any successors.

In no event shall the termination of the Executive’s employment with the Company on account of the Executive’s death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Prior to a Change in Control.

(g) “Disability” means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive.

(h) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder.

(i) “Equity Compensation” means any stock option, stock appreciation, stock purchase, restricted stock, restricted stock unit, long term incentive cash bonus award or any other kind of equity-based plan, program, arrangement or grant regardless of whether the form of distribution is in stock or cash.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Incentive Pay” means the greater of: (i) the Executive’s maximum Target Bonus for which the Executive was eligible during the period that includes the Termination Date, or (ii) the highest aggregate bonus or incentive payment paid to the Executive during any of the three (3) full calendar years prior to his Termination Date. For purposes of this definition, “Target Bonus” means the annual bonus, incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the Company, is deemed to constitute a Target Bonus, in addition to Base Pay, for which the Executive was eligible to receive, but did not receive prior to his Termination Date, in regard to services rendered in the year covered by the Executive’s Termination Date and is to be made pursuant to any bonus, incentive, profit-sharing, performance, discretionary payor similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. For purposes of this definition, “Incentive Pay” does not include any Equity Compensation, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of the Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.

(l) “Involuntary Termination Associated With a Change in Control” means the termination of the Executive’s employment related to a Change in Control: (i) by the Company for any reason other than Cause, the Executive’s death or the Executive’s Disability, or (ii) on account of a Constructive Termination Associated with a Change in Control.

(m) “Involuntary Termination Prior to a Change in Control” means the termination of the Executive’s employment unrelated to a Change in Control: (i) by the Company for any reason other than Cause, the Executive’s death or the Executive’s Disability, or (ii) on account of a Constructive Termination Prior to a Change in Control.

(n) “Release Effective Date” means, with reference to the Release discussed in Section 5, the date following the expiration of any period during which Executive may revoke the release.

(o) “Resignation” means voluntary termination by the Executive for any reason other than a Constructive Discharge Prior to a Change in Control or a Constructive Discharge Associated with a Change in Control.

(p) “Restricted Business” means,

(i) if the Executive is entitled to severance benefits under this Agreement on account of an Involuntary Termination Prior to a Change in Control, (A) the design, development, manufacture, marketing or support of local or wide area network products, computer operating systems, applications products, software products or services that enable organizations to more effectively conduct business using the Web, or any other software products of the type designed, developed, manufactured, sold or supported by the Company or as proposed to be designed, developed, manufactured, sold or supported by the Company pursuant to a development project that is actually being pursued during the term of this Agreement; (B) any business that performs technology and consulting services that help businesses develop and accelerate their transition to Internet-based e-business solutions and processes, or management services that assist businesses in improving their operating processes; or (C) any business that competes directly or indirectly with the hardware, software or consulting businesses of the Company.

(ii) if the Executive is entitled to severance benefits under this Agreement on account of an Involuntary Termination Associated With a Change in Control, any business function with a direct competitor of the Company that is substantially similar to the business function performed by the Executive with the Company immediately prior to his Termination Date.

(q) “Restricted Territory” means the counties, towns, cities or states of any country in which the Company operates or does business.

(r) “Severance Period” means the twelve (12) month period after the Executive’s Termination Date.

(s) “Subsidiary” means any Company controlled affiliate.

(t) “Termination Date” means the last day of the Executive’s employment with the Company.

(u) “Termination of Employment” means the termination of the Executive’s active employment relationship with the Company on account of an Involuntary Termination Prior to a Change in Control or an Involuntary Termination Associated With a Change in Control.

(v) “Voting Stock” means securities entitled to vote generally in the election of directors.

2. Termination Prior to a Change in Control.

(a) Involuntary Termination Prior to a Change in Control. In the event the Executive’s employment is terminated on account of an Involuntary Termination Prior to a Change in Control, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b) Compensation and Benefits Upon Involuntary Termination Prior to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall pay and provide the Executive with the following payments and benefits, provided Executive executes and does not revoke the Release, as described in Section 5 below after his Termination Date:

(i) 150% of his Base Pay. Unless otherwise required by law, such Base Pay shall be paid to the Executive in equal installments for a period of twelve (12) months, commencing on the first payroll date to occur after the expiration of six (6) months following the Release Effective Date.

(ii) The Executive shall receive his pro rated Incentive Pay for the fiscal year in which his Termination of Employment occurs. The pro rated Incentive Pay shall be based on the Executive’s Incentive Pay for the fiscal year in which the Executive’s Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year of his termination and the denominator of which is 365. Unless otherwise required by law, such pro rated Incentive Pay shall be paid to the Executive in equal installments for a period of twelve (12) months, commencing on the first payroll date to occur after the expiration of six (6) months following the Release Effective Date.

(iii) Executive will receive the following continued benefits coverage:

(A) For a period of twelve (12) months following the Termination Date (the “Initial Benefit Period”), Executive shall continue to receive the medical and dental coverage in effect on the Termination Date (or generally comparable coverage) for Executive and, where applicable, Executive’s spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if Executive had continued in employment during such period. The Company may structure such continued benefits coverage in a manner that comports with any applicable statute or regulation.

(B) Executive acknowledges and agrees that the continued insurance coverage under this subparagraph shall cease on the date Executive is covered by the medical and dental coverage of Executive’s successor employer, if any. Executive agrees to inform the Company of such alternative coverage no later than five (5) business days of accepting employment with the successor employer.

(iv) With respect to any Company stock options held by the Executive as of his Termination Date, the Company shall accelerate the vesting of that portion of the Executive’s stock options, if any, which would have vested and become exercisable solely by the virtue of the passage of time within the one (1) year period after the Executive’s Termination Date, such options, plus any other options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of (A) a period of six (6) months after the Executive’s Termination Date, or (B) the period set forth in the award agreement covering the option (collectively, the “Pre-Change in Control Option Expiration Date”); provided, however, that in no event will the option be exercisable beyond its original term or, if not addressed in the grant agreement, then not later than the latest date that will avoid adverse tax consequences to the Executive (if such date is earlier than the Pre-Change in Control Option Expiration Date).

(v) With respect to any shares of Company common stock held by the Executive as of his Termination Date that are subject to the Company’s repurchase right upon termination of the Executive’s employment (“Restricted Stock”), the Company shall waive such repurchase rights as to the number of shares of Restricted Stock that would have vested solely by the virtue of the passage of time within the one (1) year period after the Executive’s Termination Date.

(vi) With respect to Restricted Stock Units (RSUs) held by Executive as of the Termination Date, that portion of Executive’s RSUs, if any, which would have vested solely by virtue of the passage of time within the one (1) year period after the Termination Date shall become vested as of the the Release Effective Date, and shall be distributable to Executive in accordance with the terms of the relevant Company equity compensation plan under which RSUs were granted and in accordance with the applicable grant agreements.

(vii) To pay the cost of outplacement assistance services for the Executive that are actually provided by an outplacement agency selected by the Executive, for which the Company provides prior approval, with such approval not to be unreasonably withheld, in an amount not to exceed twenty percent (20%) of the Executive’s Base Pay. Provided, however, that such services must be provided within twenty-four (24) months following the Termination Date and the reimbursement for such services must be made within thirty-six (36) months following the Termination Date.

(viii) The Executive shall receive any amounts earned, accrued or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3. Termination Associated With a Change in Control.

(a) Involuntary Termination Associated With a Change in Control. In the event the Executive’s employment is terminated after, or in connection with, a Change in Control, on account of (i) an Involuntary Termination Associated With a Change in Control within the two (2) year period after the Change in Control, or (ii) an Involuntary Termination Associated With a Change in Control that occurs (A) not more than six (6) months prior to the date on which a Change in Control occurs or (B) following the commencement of any discussion with a third person that ultimately results in a Change in Control, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 3. If the Executive is entitled to benefits described in this Section 3 by reason of clause (a)(ii) above, the Executive shall receive the compensation and benefits described in Section 2(b) above after his Termination of Employment, in accordance with the provisions of Section 2(b), regardless of whether the Change in Control actually occurs, and the Executive shall receive the additional compensation and benefits described in Section 3(b) below only if the Change in Control is consummated and shall receive such additional amounts after the consummation of the Change in Control, in accordance with the provisions of Section 3(b) below such payment to be made after the later to occur of (i) sixty (60) days following the Change in Control or (ii) six (6) months following the Release Effective Date. For purposes of subsection 3(a)(ii)(B) above, to be eligible to receive amounts described in Section 3(b) below, the Change in Control must be consummated within the twelve (12) month period following the Executive’s Termination Date, except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remaining of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

(b) Compensation and Benefits Upon Involuntary Termination Associated With a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall pay and provide to the Executive after the Release Effective Date:

(i) A cash payment equal to (A) two times Base Pay, plus (B) two times Incentive Pay. Unless otherwise required by law, this payment will be made within thirty (30) days following the Release Effective Date.

(ii) Lump sum cash payment equal to Executive’s pro rated Incentive Pay for the fiscal year in which his Termination of Employment occurs, The pro rated Incentive Pay shall be based on the Executive’s Incentive Pay for the fiscal year in which the Executive’s Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the ·fiscal year of his termination and the denominator of which is 365. Unless otherwise required by law, this payment will be made within thirty (30) days following the Release Effective Date.

(iii) Executive will receive the following continued benefits coverage:

(A) For a period of twenty-four (24) months following the Termination Date (the “Initial Benefit Period”), Executive shall continue to receive the medical and dental coverage in effect on the Termination Date (or generally comparable coverage) for

Executive and, where applicable, Executive’s spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if Executive had continued in employment during such period. The Company may structure such continued benefits coverage in a manner that comports with any applicable statute or regulation.

(B) Executive acknowledges and agrees that the continued insurance coverage under this subparagraph shall cease on the date Executive is covered by the medical and dental coverage of Executive’s successor employer, if any. Executive agrees to inform the Company of such alternative coverage no later than five (5) business days of accepting employment with the successor employer.

(iv) Lump sum cash payment equal to the total amount that the Executive would have received under the applicable statutory pension plan, if any, that the Executive was eligible to participate in for the twelve (12) month period after his Termination Date and he contributed the maximum amount to the plan for the match.

(v) Lump sum cash payment equal to twenty percent (20%) of the Executive’s Base Pay in order to cover the cost of outplacement assistance services for the Executive. Unless otherwise required by law, this payment shall be made within thirty (30) days following the Release Effective Date.

(c) Equity Compensation. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, or any contrary provision in this Agreement in the event that either or both of the following occur:

(i) a Change in Control in which the Executive’s employment is terminated on account of an Involuntary Termination Associated with a Change in Control; or

(ii) a Change in Control occurs, but the acquirer or successor fails to provide the Executive with equity compensation rights substantially comparable in value to the Executive’s unvested equity compensation rights immediately prior to the Change in Control;

then all stock options, Restricted Stock, Restricted Stock Units and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, as of the date Termination Date in the case of clause (i) or as of the date of the Change in Control in the case of clause (ii), and all stock options held by the Executive shall remain exercisable, notwithstanding anything in any other agreement governing such options, for the longer of (i) a period of twenty four (24) months after the Executive’s Termination Date, or (ii) the period set forth in the award agreement covering the option (collectively, the “Change in Control Option Expiration Date”); provided, however, that in no event will the option be exercisable beyond its original term or, if not addressed in the grant agreement, then not later than the latest date that will avoid adverse tax consequences to the Executive (if such date is earlier than the Change in Control Option Expiration Date).

For purposes of clause (ii) above, equity compensation provided by the acquiror or successor shall be deemed substantially comparable to the Executive’s unvested equity compensation rights immediately prior to the Change in Control only if (A) such unvested equity compensation rights are assumed by the acquiror or successor on the same basis (including the same exchange ratio) as is provided to non-employee holders of such equity or, if none, on a basis substantially identical to such basis; or (B) such unvested equity compensation rights are replaced by equity compensation rights granted by the acquiror or successor which rights are materially identical in value to (employing the same equity valuation methodology as the Company employed for financial accounting purposes immediately prior to the Change in Control) and are subject to the same vesting schedule as was applicable to the unvested equity compensation rights held by the Executive immediately prior to the Change in Control.

4. Employment Termination on Account of Disability, Cause, Resignation or Death. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive, and the Executive shall not be considered to have experienced a Termination of Employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof. If the Executive’s employment terminates on account of Cause, Resignation or because of his death, the Executive shall not receive any payments or benefits pursuant to Sections 2 or 3 hereof.

5. Release. Notwithstanding the foregoing, no such payments shall be made or benefits provided unless the Executive executes, and does not revoke, the Company’s standard written release, substantially in the form provided by the Company, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit) or a termination thereof. The “Release Effective Date” shall be the date following the expiration of any revocation period contained in the Release.

6. Enforcement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so called composite “prime rate” as quoted from time to time during the relevant period in the United States Eastern Edition of The Wall Street Journal, Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

7. Taxation of Severance Payments. If, pursuant to applicable law, any payments or benefits to be provided under this Agreement are eligible for favorable tax treatment as severance or termination payments, such payments will be structured so as to provide the Executive with the most favorable tax treatment available, within the confines of applicable law. The Executive hereby authorizes the Company to take any necessary steps to effectuate this provision.

8. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

9. Legal Fees and Expenses. In the event of a Change in Control, it is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if a Change in Control occurs and it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under Section 3(b) of the Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted frivolously, in bad faith or with no colorable claim of success. Such expenses will be paid by the Company on the thirtieth day following its receipt of adequate substantiation to support payment of the expense amount.

10. Confidentiality. The Executive hereby covenants and agrees that he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as defined below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 10) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 10 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

11. Covenants Not to Compete and Not to Solicit. In the event of the Executive’s Termination of Employment, the Company’s obligations to provide severance pay as provided in Sections 2 and 3 shall be expressly conditioned upon the Executive’s covenants not to compete and not to solicit as provided herein. In the event the Executive breaches his obligations to the Company as provided herein, the Company’s obligations to make severance payments to the Executive pursuant to Sections 2 and 3 shall cease, without prejudice to any other remedies that may be available to the Company.

(a) Covenant Not to Compete.

(i) If the Executive is receiving compensation and benefits under Section 2(b) above, then for a period of nine (9) months following the Executive’s Termination Date, the Executive shall not directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

(ii) If the Executive is receiving compensation and benefits under Section 3(b) above (or subsequently becomes entitled to severance under Section 3(b) above because of a termination described in Section 3(a)(ii), then for a period of one (1) year following the Executive’s Termination Date, the Executive shall not directly or indirectly, engage in (whether as employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

(b) Covenant Not to Solicit. Without regard to the reason for Executive’s termination or to whether Executive is eligible to receive payments and benefits pursuant to Section 2 or 3, Executive agrees that Executive shall not, for a period of two (2) years after the Termination Date for any reason: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(c) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d) Reasonableness. In the event that the provisions of this Section 11 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

12. Employment Rights. Nothing expressed or , implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

13. Tax Withholding. All payments described in this Agreement are subject to applicable tax withholdings. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

14. Term of Agreement. This Agreement shall continue in full force and effect for the duration of the Executive’s employment with the Company; provided, however, that after the termination of the Executive’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

15. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Novell, Inc., by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to Novell, Inc., including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Novell, Inc. whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and l5(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

16. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by an internationally recognized courier service for overnight/next-day delivery, such as Fed Ex, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws of such Commonwealth.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

19. Miscellaneous.

(a) Except as provided in subparagraph (b) below, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

(b) Notwithstanding any contrary provision of this Agreement, the Company may modify benefits otherwise payable or to be provided under this Agreement without obtaining the Executive’s consent to such modification to the extent that the Company determines in its sole discretion that such modification is necessary or appropriate in order to effect compliance with applicable law or regulatory requirements.

20. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2, 3, 7, 9, 10, and 11 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

21. Counterparts. This Agreement may be executed In one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NOVELL, SA

/s/ Ryan L. Richards
By:	Ryan L. Richards, Director and
Deputy General Counsel, Novell, Inc.

EXECUTIVE

/s/ Javier Fernández Colado
Name:	Javier Fernández Colado
Title:	Senior Vice President - EMEA